Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings


Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock High Yield Trust   (BHY)
BlackRock Secured Credit Portfolio   (BR-MSB)
BlackRock High Income Portfolio of BlackRock Series Fund, Inc.(BVA-HI)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock High Income Shares   (HIS)
BlackRock Multi-Asset Income - High Yield Portfolio   (BR-INC-HY)
BlackRock Senior High Income Fund, Inc.   (ARK)
BlackRock Corporate High Yield Fund, Inc.   (COY)
AST BlackRock Global Strategies Portfolio - US High Yield   (PRU-AA-HY)
BlackRock Corporate High Yield Fund III, Inc.   (CYE)
BlackRock Corporate High Yield Fund V, Inc.   (HYV)
BlackRock Debt Strategies Fund, Inc.   (DSU)
BlackRock Corporate High Yield Fund VI, Inc.   (HYT)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock Funds II, High Yield Bond Portfolio   (BR-HIYLD)
BlackRock Strategic Income Opportunities Portfolio   (BR-SIP)
Master Total Return Portfolio of Master Bond LLC   (MF-BOND)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
08-20-2012

Security Type:
BND/CORP

Issuer
VWR Funding, Inc.

Selling Underwriter
Goldman, Sachs & Co.

Affiliated Underwriter(s)
[x] PNC
[ ] Other:

List of Underwriter(s)
Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Barclays Capital Inc., Citigroup
Global Markets Inc., Deutsche Bank Securities Inc., J.P.
Morgan Securities LLC, Jefferies & Company, Inc., Mizuho
Securities USA Inc., PNC Capital Markets LLC, SMBC Nikko
Capital Markets Limited.


Transaction Details

Date of Purchase
08-20-2012

Purchase Price/Share
(per share / % of par)
$ 100.00

Total Commission, Spread or Profit
1.375%

1.	Aggregate Principal Amount Purchased (a+b)
$ 40,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$ 24,482,000

b. Other BlackRock Clients
$ 15,518,000

2.	Aggregate Principal Amount of Offering
$ 750,000,000

Fund Ratio  [Divide Sum of #1 by #2]
Must be less than 0.25  (unless securities are Government Securities)
0.05333


Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types
(see Definitions):
[ ]U.S. Registered Public Offering
 [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering
 [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
 [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering
 [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Kumar Behera
Date: 08-23-2012
Global Syndicate Team Member


Approved by:
Yesenia Peluso
Date: 8-23-12
Senior Global Syndicate Team Member